Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-198888, 333-201434, 333-201436, and 333-222810 on Forms S-3 and Nos. 333-216585, 333-176438, 333-183290 and 333-209614 on Forms S-8 of American Midstream Partners, LP of our report dated March 9, 2018, relating to the combined financial statements of Southcross Holdings Intermediary LLC, Southcross Holdings Guarantor GP LLC and Southcross Holdings Guarantor LP and its subsidiaries (collectively, the “Company”) as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, (which report expresses an unqualified opinion and includes emphasis of a matter paragraphs relating to (1) Southcross Holdings LP, together with the Company (other than Southcross Energy Partners, L.P. (“SXE”), SXE’s general partner and SXE’s subsidiaries), commenced voluntary petitions under Chapter 11 of the United States Bankruptcy Code on March 28, 2016 and subsequently emerged from bankruptcy on April 13, 2016 and (2) the pending acquisition of the Company by American Midstream Partners, LP) appearing in the Current Report on Form 8-K of American Midstream Partners, LP dated April 20, 2018.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

April 20, 2018